Oak Street Holdings Corporation Acquisition Overview July 30, 2015 Exhibit 99.2

2 Oak Street Holdings Corporation Overview Nationally Recognized Specialty Lender to Insurance Agents and Agencies Founded: 2003 Headquarters: Indianapolis, Indiana Assets / Loans: $242 million / $238 million Target Lending Industries: Provides commission-based commercial financing exclusively to insurance agents and brokers and third party loan servicing to financial institutions Nation-wide Lending Platform: Geographically well diversified portfolio with loan distribution across 46 states 65% of current loan portfolio originated in TX, CA, WA, FL, GA, CT and OH 29 states with > $1.0 million in outstanding balances Management: Oak Street's long-standing senior leadership team has extensive industry experience and will continue to manage the business following the closing of the transaction Proprietary Technology: Robust and scalable loan origination and servicing platform Collateral: Loans are secured by tendered commission books and cash collateral accounts Tendered commissions are redirected from the insurance carriers directly to Oak Street Cash collateral accounts: $19 million (approximately 8% of loan balances) Approximately 85% of the loan portfolio is secured by commissions related to Property & Casualty policies Carriers: 92% of loan portfolio secured by commissions from carriers rated A-minus or better Source: Company financials as of 6/30/2015.

3 Oak Street Holdings Corporation Overview Nationally Recognized Specialty Lender to Insurance Agents and Agencies Target Loan Size: Up to $20 million “Core” - Lending relationships < $1.0 million “Strategic” - Lending relationships > $1.0 million Average Loan Size: $340,000 Core: $150,000 Strategic: $4.4 million Purpose: Primarily acquisition, refinancing existing debt and/or working capital Weighted Average Remaining Term: 89 months Weighted Average Seasoning: 22 months Weighted Average Gross Portfolio Yield: Approximately 9% (predominately variable rate) Loan Growth: 2010 – 2015 YTD CAGR of 25% Asset Quality: First Financial reviewed 60% of the portfolio as part of its diligence efforts Excellent credit performance 2014 NCOs were 30 bps of average loans outstanding No credit losses for any loans originated since 2011 Source: Company financials as of 6/30/2015.

4 Acquisition Overview and Pro Forma Impact 2016 earnings accretion of $0.16 - $0.20 per share Net interest margin expansion of more than 20 bps related to Oak Street’s portfolio yield of approximately 9% Oak Street warehouse-line funding structure to be replaced with lower-cost Bank funding sources Return on average tangible common equity increase of more than 270 bps Excellent risk-adjusted returns with expected annual net charge offs to total loans of approximately 50 bps Estimated tangible book value dilution of $1.10 per share and earn back between 4 and 5 years Significant growth potential is further enhanced by a proprietary technology platform that is robust and scalable to other asset classes Transaction Overview Pro Forma Financial Impact Transaction Value: $110 million / 100% Cash Estimated Deal Costs: $3.0 million (3Q 2015) Existing Oak Street Management: Rick Dennen, Founder & President, will continue in current position Organizational Structure: Oak Street will become a subsidiary of First Financial Bank Approval: Board of Directors of First Financial and Oak Street have approved transaction Expected Close: Within 30 days Limited Integration Risk: Retention of all staff and operating systems will minimize integration risks

Oak Street Holdings Corporation Acquisition Overview July 30, 2015